DOMINION FUNDS, INC.

(Foxhall Global Trends Fund )

INTERIM INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made as of the 5th day of April, 2012, by and between Dominion Funds, Inc., a Texas corporation (the "Company"), and Washington Asset Management II, LLC , a Delaware limited liability company  (the "Advisor").

RECITALS

     WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end diversified management investment company; and

     WHEREAS, the Advisor is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment advisor and engages in the business of acting as an investment advisor; and

     WHEREAS, the Company's Articles of Incorporation authorize the Board of Directors of the Company to classify or reclassify authorized but unissued shares of the Company and, as of the date of this Agreement, the Company's Board of Directors has authorized the issuance of a series of shares representing interests in a single investment portfolio: Foxhall Global Trends Fund (formerly known as the Dominion Insight Growth Fund) (such portfolio and any other portfolios hereafter added to the Company being referred to collectively herein as the "Portfolios"); and

    WHEREAS, pursuant to an Investment Advisory Agreement dated November 1, 1999 (the “Prior Advisory Agreement”) by and between  Nye, Parnell & Emerson Capital Management (now, Foxhall Capital Management, Inc. (“FCM”)) and the Company, FCM  has heretofore served as investment adviser to the Foxhall Global Trends Fund ; and

   WHEREAS,  Washington Wealth Management, LLC acquired the assets of FCM  thereby causing the Prior Advisory Agreement to terminate in accordance with its terms; and

   WHEREAS, the Company and the Advisor desire to enter into an agreement to provide for investment advisory services to the Company's Foxhall Global Trends Fund series (the "Fund") upon the terms and conditions hereinafter set forth; and

  WHEREAS, in accordance with Rule 15a-4 under the Investment Company Act, the parties wish to enter into this Agreement pursuant to which the Company appoints the Advisor to act as investment adviser for the Fund, and the Advisor  agrees to render such services to the Fund;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.

ADVISORY SERVICES. The Advisor shall act as investment advisor for the Fund and shall, in such capacity, supervise all aspects of the Fund's investments, including the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets, subject at all times to the policies and control of the Company's Board of Directors. The Advisor shall give the Company and the Fund the benefit of its best judgment, efforts and facilities in rendering its services as investment advisor hereunder.

     2.

 INVESTMENT ANALYSIS AND IMPLEMENTATION. In carrying out its duties under paragraph 1 hereof, the Advisor shall:

     (a)  obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign, or otherwise, whether affecting the economy generally or the Fund, and  whether concerning the individual issuers whose securities are included in the assets of the Fund or the activities in which such issuers engage, or with respect to securities which the Advisor considers desirable for inclusion in the Fund;

     (b)  determine which issuers and securities shall be represented in the Fund's investment portfolio and regularly report thereon to the  Company's Board of Directors;

     (c)  formulate and implement continuing programs for the purchases and sales of the securities of such issuers, and regularly report thereon to the Company's Board of Directors; and

    (d)  order or direct the execution of securities transactions on behalf of the Fund, select broker-dealers and negotiate brokerage commission rates.

and take, on behalf of the Company and the Fund, all actions which appear to the Company and the Fund necessary to carry into effect such purchase and sale programs as aforesaid.

     3.

CONTROL BY BOARD OF DIRECTORS. Any investment program undertaken by the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Advisor on behalf of the Fund, including, but not limited to, decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates, shall at all times be subject to any directives of the Board of Directors of the Company.

     4.

COMPLIANCE WITH APPLICABLE REQUIREMENTS. In performing its duties hereunder, the Advisor shall at all times conform to:

     (a)  all applicable provisions of the Act and the Advisers Act, and any rules and regulations adopted thereunder;

     (b)  the provisions of the registration statement of the Company relating to the Fund, as the same may be amended from time to time, under the Securities Act of 1933 and the Act;

     (c)  the provisions of the Articles of Incorporation of the Company, as the same may be amended from time to time;

     (d)  the provisions of the By-laws of the Company, as the same may be  amended from time to time; and

     (e)  any other applicable provisions of state, federal or foreign law.

     5.

BROKER-DEALER RELATIONSHIPS. The Advisor's primary consideration in effecting a security transaction shall be to obtain execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Advisor shall take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Directors may from time to time determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Advisor with respect to the Fund, and other clients of the Advisor as to which the Advisor exercises investment discretion. The Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to brokers and dealers who also provide research or statistical material, or other services to the Fund or the Advisor. Such allocation shall be in such amounts and proportions as the Advisor shall determine and the Advisor shall report on said allocations regularly to the Board of Directors of the Company, indicating the brokers to whom such allocations have been made and the basis therefor.

     6.   COMPENSATION. The Company shall pay the Advisor, as compensation for services rendered hereunder, an annual investment advisory fee, payable monthly, equal to 1.0% of the average daily net assets of the Fund. The average daily net assets of the Fund shall be determined in the manner set forth in the Company's Articles of Incorporation and registration statement relating to the Fund, as amended from time to time.

The compensation payable by the Company under this Section 6 will be maintained in an interest-bearing escrow account on behalf of the Fund . If, during the term of this Agreement, a new investment management agreement with the Advisor is approved by a majority of the Fund’s outstanding voting securities, then the amount held in the escrow account on behalf of the Fund (plus interest and income earned thereon and proceeds thereof) shall be paid to the Advisor. If, however, a new investment management agreement with the Advisor is not approved by a majority of the Fund’s outstanding voting securities (as defined in the Act), then the Advisor shall be entitled to the lesser of: (i) any costs incurred in performing this Agreement (plus interest and income earned thereon and proceeds thereof) or (ii) the total amount held in the escrow account (plus interest and income earned thereon and proceeds thereof).

     7.

ADVISOR'S EXPENSES. The Advisor shall furnish at its own expense all administrative services, office space, equipment and facilities, investment advisory, statistical and research services, and executive, supervisory and clerical personnel necessary to perform its duties and obligations hereunder.

     8.

RECORDS. The Advisor shall comply with the record keeping provisions of Section 204 of the Advisers Act and Rule 204-2 thereunder, and shall provide to the Company, upon the Company's request, copies of such records.

     9.

NON-EXCLUSIVITY. The services of the Advisor to the Company and the Fund are not to be deemed exclusive, and the Advisor shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers and directors of the Advisor may serve as officers and directors of the Company, and that officers and directors of the Company may serve as officers and directors of the Advisor, to the extent permitted by law; and that officers and directors  of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

     10.

TERM AND APPROVAL. This Agreement shall become effective on the date hereof. Unless terminated as herein provided and subject to all of the other terms and conditions hereof, this Agreement shall remain in full force and effect with respect the Fund until the first of the following to occur: the effective date of a new advisory agreement relating to the Advisor’s management of the Fund which has been approved by a majority of the Fund’s outstanding voting securities, or the 151st calendar day following the date hereof.

     11.

TERMINATION. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors, including a majority of those directors of the Company who are not “interested persons” (as defined in the Act) of any party to this Agreement (“Independent Directors”), by the vote of a majority of the outstanding voting securities of the Fund, on ten (10) days’ written notice to the Advisor, or by the Advisor on sixty (60) days’ written notice to the Company. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Act).

     12.  LIABILITY OF ADVISOR AND INDEMNIFICATION. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor or any of its officers, directors or employees, the Advisor shall not be subject to liability to the Company, the Fund or any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses than may be sustained in the purchase, holding or sale of any security. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor or any officer, director or employee of the Advisor, the Company hereby agrees to indemnify and hold the Advisor harmless from and against all claims, actions, suits, and proceedings at law or in equity, whether brought or asserted by a private party or a governmental agency, instrumentality or entity of any kind, relating to the sale, purchase, pledge of, advertisement of, or solicitation of sales or purchases of any security (whether of the Fund or otherwise) by the Company, its officers, directors, employees or agents in alleged violation of applicable federal, state or foreign laws, rules or regulations. The Company's obligations under this paragraph 12 shall be payable only from, and limited to, the assets of the Fund, and not from the assets of any other series of shares of the Company.

     13.

NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered by hand, telecopied or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice. Until further notice, it is agreed that the addresses of the Company and the Advisor shall be 4 N. Madison Street, Middleburg, Virginia 20118.

     14.  QUESTIONS OF INTERPRETATION. Questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the Courts of the United States, or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the Act. In addition, where the effect of a requirement of the Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

DOMINION FUNDS, INC.

on behalf of its Foxhall Global Trends  Fund Series

By:/s/Paul Dietrich

   --------------------------------

       President

WASHINGTON ASSET MANAGEMENT, LLC

By:/s/Paul Dietrich

   --------------------------------

       Chief Investment Officer